Exhibit 8

Danaos Corporation
Public Offering of Common Stock

November         , 2019

Citigroup Global Markets Inc.
Jefferies LLC

As Representatives of the several Underwriters

c/o                               Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with the proposed underwriting agreement (the “Underwriting Agreement”), between Danaos Corporation, a Marshall Islands corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Jefferies LLC (the “Representatives”), offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period from the date hereof until 90 days after the date of the Underwriting Agreement (such period, the “Lock-up Period”). Notwithstanding the foregoing, the terms of this Letter Agreement shall not apply to or prohibit: (A) transfers Common Shares as a bona fide gift or gifts, (B) transfers to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for the purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), and (C) distributions of Common Shares to members, limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (A), (B) or (C), each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above).

If (1) prior to the execution of the Underwriting Agreement, the Company advises the Underwriters in writing, that it has determined not to proceed with the Offering for any reason or (2) the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

By:

By:
Name:
Title: